Exhibit 99.2

CitiWaste, LLC

Financial Statements

June 30, 2016

CitiWaste, LLC

June 30, 2016

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Members of
CitiWaste, LLC

We have reviewed the accompanying balance sheets of CitiWaste, LLC (the “Company”), as of June 30, 2016 and 2015, and the related statements of operations, changes in equity, and cash flows for the six months then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with U.S. generally accepted accounting principles. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountants’ Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with U.S. generally accepted accounting principles.

September 19, 2016

CitiWaste, LLC

Balance Sheets

	June 30,
	2016	2015

Assets

Current assets
Cash and cash equivalents	$5,000	$152,055
Accounts receivable, net	495,478	335,540

Total current assets	500,478	487,595

Property and equipment
Vehicles	143,294	143,294
Computer software	24,305	-

Less: accumulated depreciation	(116,036)	(107,537)

Property and equipment, net	51,563	35,757

Intangible assets, net	223,554	-

Total assets	$775,595	$523,352

Liabilities and Equity

Current liabilities
Accounts payable	$257,019	$219,279
Accrued liabilities	145,894	175,754
Current maturities of long-term debt	88,975	11,684

Total current liabilities	491,888	406,717

Long-term debt, net of current portion	105,204	6,754

Total liabilities	597,092	413,471

Commitments and contingencies	-	-

Members’ equity	178,503	109,881

Total liabilities and equity	$775,595	$523,352

See independent accountant’s review report and accompanying notes to financial statements.

CitiWaste, LLC

Statements of Operations

	Six Months Ended June 30,
	2016	2015

Sales	$1,558,716	$1,147,423

Operating expenses
Selling, general and administrative	1,229,087	985,157
Depreciation and amortization	22,134	4,250

Total operating expenses	1,251,221	989,407

Net income	$307,495	$158,016

See independent accountant’s review report and accompanying notes to financial statements..

CitiWaste, LLC

Statements of Changes in Equity

Six Months Ended June 30, 2016 and 2015

Members’ Equity

Balance, January 1, 2015	$79,659

Distributions to members	(127,794)

Net income	158,016

Balance, June 30, 2015	$109,881

Balance, January 1, 2016	$182,050

Distributions to members	(311,042)

Net income	307,495

Balance, June 30, 2016	$178,503

See independent accountant’s review report and accompanying notes to financial statements.

CitiWaste, LLC

Statements of Cash Flows

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities
Net income	$307,495	$158,016
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,134	4,250
Bad debt expense	27,571	2,508
Changes in operating assets and liabilities
Accounts receivable	(3,261)	(25,288)
Accounts payable	3,287	52,329
Accrued liabilities	1,579	82,781

Net cash provided by operating activities	358,805	274,596

Cash flows from investing activities
Purchases of property and equipment	(4,302)	-

Net cash used in investing activities	(4,302)	-

Cash flows from financing activities
Distributions to members	(311,042)	(127,794)
Payments on long-term debt	(47,812)	(5,842)

Net cash used in financing activities	(358,854)	(133,636)

Net increase (decrease) in cash and cash equivalents	(4,351)	140,960

Cash and cash equivalents - beginning of period	9,351	11,095

Cash and cash equivalents - end of period	$5,000	$152,055

See independent accountant’s review report and accompanying notes to financial statements.

CitiWaste, LLC

Notes to Financial Statements

June 30, 2016

Note 1 -	Summary of Significant Accounting Policies

Nature of business

CitiWaste, LLC (the “Company”) was formed in Brooklyn, New York in October 2004. The Company is a medical waste disposal company offering services to transport regulated medical and hazardous waste, sharps disposal and OSHA training for industries such as healthcare facilities, medical labs, funeral homes and other sectors that require medical waste and regulated material disposal. The Company has a location in Brooklyn, New York and is licensed to serve and has customer locations in New York, New Jersey, Connecticut and Massachusetts.

Basis of accounting

The Company maintains its accounts on the accrual method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Accounting principles and the methods of applying those principles that materially affect the determination of financial position, results of operations, and cash flows are summarized below.

Revenue recognition

The Company recognizes revenue when (i) goods are transported or delivered, (ii) the price is substantially fixed or determinable and (iii) collectability is reasonably assured.

Cash and cash equivalents

For the purposes of the statements of cash flows, the Company considers all short-term, highly liquid, investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable consist of trade receivables recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis and does not bear interest. Changes in the estimated collectability of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables that are deemed uncollectible are written off against the allowance for doubtful accounts. At June 30, 2016 and 2015, the Company has recorded an allowance for doubtful accounts for $50,811 and $11,433, respectively.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful life of five years for vehicles. Depreciation expense for the periods ended June 30, 2016 and 2015 was $4,250 and $4,250, respectively. The Company’s software is in the development phase and has not been placed into service. Accordingly, no depreciation expense was recognized during 2016.

CitiWaste, LLC

Notes to Financial Statements

June 30, 2016

Note 1 -	Summary of Significant Accounting Policies (Continued)

Property and equipment (continued)

The costs of ordinary repairs and maintenance are charged to expense as incurred, while significant enhancements and replacements are capitalized. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations.

Intangible assets

Intangible assets consist of acquired customer relationships. During September 2015, the Company acquired approximately 400 accounts for $250,380 (See Note 2). This intangible assets with a definite useful life is amortized over the estimated useful life of seven years. Amortization expense is expected to approximate $36,000 over the next five years. Amortization expense for the year ended June 30, 2016 and 2015 was $17,884 and $0, respectively.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

If such asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted future cash flows. As of June 30, 2016 and 2015, management believes all long-lived assets are fully realizable, thus no impairment is required.

Sales tax

Sales tax collected from customers is excluded from revenues. The obligation is included in accrued expenses until the taxes are remitted to the appropriate taxing authorities.

Income taxes

The Company does not pay federal income tax on its taxable income. Instead, the members are liable for federal income tax on their respective shares of the Company’s taxable income reported on their Federal income tax returns.

The Company recognizes in the financial statements the impact of an uncertain tax position only if it is more likely than not of being sustained upon examination by the taxing authority based on the technical merits of the position. Any penalties or interest assessed as a result of an examination will be recognized in income tax expense.

CitiWaste, LLC

Notes to Financial Statements

June 30, 2016

Note 1 -	Summary of Significant Accounting Policies (Continued)

Financial instruments and credit risk

Financial instruments, which potentially subject the Company to credit risk, include cash, accounts receivable and long-term debt. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. From time to time, the balances in these accounts may exceed the federally insured limits. The Company has not incurred losses related to these deposits. The carrying values of the Company’s financial instruments approximate their fair values as of June 30, 2016 and 2015 because of their short term nature.

Concentration of significant vendors

During 2016, one vendor accounted for 11% of the Company’s purchases and 54% of accounts payable as of June 30, 2016. During 2015, one vendor accounted for 13% of the Company’s purchases and 68% of accounts payable as of June 30, 2015.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 -	Long-Term Debt

Long-term debt consists of the following at June 30:

	2016	2015

Notes payable to a vehicle finance company, bearing interest at rates of 9.98% and 10.33%, monthly payments of $413 and $560; maturing in July 2016 and September 2017; and secured by vehicles and personal guarantees of the members.	$6,754	$18,438

Non-interest bearing, unsecured note payable to the seller of the acquired customer relationships (See Note 1), 36 monthly payments of $6,955; maturing September 2018.	187,425	-

Total long-term debt	194,179	18,438

Less: current portion	(88,975)	(11,684)

Long-term debt, net of current portion	$105,204	$6,754

The aggregate maturities of long-term debt for the twelve month periods subsequent to June 30, 2016 are as follows:

Period Ended	Amount

2017	$88,975
2018	105,204

$194,179

CitiWaste, LLC

Notes to Financial Statements

June 30, 2016

Note 2 -	Long-Term Debt (Continued)

In conjunction with the acquisitions of the customer relationships, the purchase agreement has a determination of purchase price clause that states if the revenues for the period of October 1, 2015 through September 30, 2016 (the “2016 Revenue Determination”) earned by the purchaser from all purchased accounts is less than $125,193 then the aggregate purchase price shall be reduced pro rata by the proportionate difference between the 2016 Revenue Determination and $166,924, and the monthly payments under the promissory note for the balance of the term shall be adjusted to reflect the adjusted purchase price. At June 30, 2016, the Company determined that the purchase price will not be adjusted under the purchase price clause because the Company has determined that the 2016 Revenue Determination will be met.

Management determined interest expense for the years June 30, 2016 and 2015 to be immaterial.

Note 3 -	Commitments and Contingencies

Litigation

In the normal course of business, the Company is subject to various claims, legal actions, and disputes. The Company provides for losses, if any, in the year in which they can be reasonably estimated. In the Company’s opinion, there are currently no such matters outstanding that would have a material effect on the accompanying financial statements.

Operating leases

The Company leases vehicles and office space under operating leases which expire at various dates through March 2019. The expense related to these non-cancellable operating leases are included in selling, general and administrative expenses and amounted to approximately $88,000 and $48,000 for the six months ended June 30, 2016 and 2015, respectively.

The Company’s future minimum payments under noncancelable operating leases for each of the twelve month periods subsequent to June 30, 2016 are as follows:

Period Ended	Amount

2017	$143,083
2018	62,046
2019	13,279

$218,408

Note 4 -	Related Party Transactions

The Company leases a facility from the owner. Rent expense was $30,000 and $15,000 for the periods ended June 30, 2016 and 2015, respectively. The transfer station facility is owned by a related party. The Company’s payroll is processed by an entity also owned by the owners.

Note 5 -	Subsequent Events

On July 1, 2016, Sharps Compliance, Inc., a Texas Corporation, acquired all of the issued and outstanding membership interests of the Company.

Management has evaluated subsequent events as of September 19, 2016, the date the financial statements were available to be issued and has determined that there are no other subsequent events to be reported.